Exhibit 99.1

     Albany Molecular Research, Inc. Reports First Quarter 2004 Results;
                 Announces Consolidation of Facilities

    ALBANY, N.Y.--(BUSINESS WIRE)--May 4, 2004--Albany Molecular Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter ending March 31, 2004. Concurrently, the company announced plans to close its Mount Prospect Research Center and consolidate those operations and technologies into existing space at its New York facilities.

    First Quarter 2004 Results

    Total revenue for the first quarter of 2004 decreased by $4.1 million, or 9.2%, to $40.8 million, compared to $44.9 million in the first quarter of 2003. Total contract revenue for the first quarter of 2004 decreased by $3.0 million, or 8.9%, to $30.8 million, compared to total contract revenue of $33.8 million during the first quarter of 2003. During the quarter, one of the company's customers adjusted its quarterly delivery requirements, resulting in a shift to the third and fourth quarters of 2004 of $3.0 million in contract revenue that had originally been anticipated to be recorded in the first quarter. Recurring royalties for the first quarter of 2004 were $10.0 million, a decrease of $1.1 million, or 10.0%, from recurring royalties of $11.1 million in the first quarter of 2003. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Contract revenue for AMRI, excluding its Organichem division, for the first quarter of 2004 was $14.1 million, a decrease of 10.5% compared to contract revenue of $15.7 million during the first quarter of 2003. Gross profit margin for AMRI's contract business, excluding its Organichem division, declined to 26.4%, compared to 35.6% in the first quarter of 2003, reflective of the fixed cost components of AMRI's contract business.
    Contract revenue at AMRI's Organichem division in the first quarter of 2004 was $16.7 million, a decrease of 7.6% compared to contract revenue of $18.1 million during the first quarter of 2003. As stated above, due to a revised delivery schedule, $3.0 million worth of shipments were shifted by one customer from the first quarter and are expected to ship in the third and fourth quarters of 2004. The customer's full year production requirements have not changed, however. Gross profit margin for Organichem in the first quarter of 2004 was 19.4%, compared to 12.3% in the first quarter of 2003. The improvement in Organichem's gross margin is primarily attributable to cost reduction efforts implemented subsequent to AMRI's acquisition of Organichem.
    During the first quarter of 2004, AMRI recorded a $3.1 million, or $0.06 per diluted share charge related to the issuance to Bristol-Myers Squibb (BMS) of warrants to purchase up to 516,232 shares of AMRI common stock, with exercise prices ranging from $30.24 to $35.24. The issuance of these warrants results from a 2002 agreement whereby BMS transferred intellectual property to AMRI, providing AMRI with ownership of one of BMS's preclinical drug candidates, along with patent applications covering Attention Deficit Hyperactivity Disorder (ADHD) and central nervous system indications. In connection with the agreement, in March 2004, AMRI elected to retain ownership of the technology and all improvements made to date by AMRI, resulting in the issuance of the warrants to BMS. The issuance of these warrants satisfies all equity-related obligations to BMS and results in AMRI's full ownership of these preclinical drug candidates and related intellectual property. The $3.1 million charge was included on AMRI's financial statements under research and development costs.
    Including the $0.06 per share warrant issue expense, net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the first quarter of 2004 was $2.8 million, or $0.09 per share on a diluted basis, compared to net income in the first quarter of 2003 of $4.1 million, or $0.13 per share on a diluted basis. During the first quarter of 2003, AMRI recorded a one-time, $1.4 million charge related to the termination of the company's lease in Iowa, as well as a $300,000 purchase accounting expense related to AMRI's acquisition of Organichem. The one-time charge of $1.4 million and the purchase accounting expense of $300,000 represented $0.03 per diluted share in the first quarter of 2003.
    AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. said, "During the first quarter and for the near future, we note a softening of demand in certain segments of our services business. The amount of foreign competition and their substantially reduced business costs means that AMRI finds itself in an increasingly competitive environment for many of our services. Demand for many of our services remains strong, however. We intend to capitalize on our strengths, seek aggressively to control costs, and implement new initiatives that deal with the realities of today's marketplace. AMRI is continuing to execute its business strategy, and we make these changes with an eye toward the long-term success of the company. As we compete globally to maintain a leading position in our industry, we hope that the synergies and efficiencies afforded by these moves today will be a first step on a return to sustained growth."
    The total number of employees at AMRI at the end of the first quarter of 2004 was 835. At March 31, 2004, AMRI had cash, cash equivalents and investments of $128.1 million, compared to $124.6 million at December 31, 2003. The net increase of $3.5 million in cash, cash equivalents and investments in the first quarter of 2004 was due primarily to cash generated from operations of $9.7 million, offset by $5.8 million in purchases of property plant and equipment. Total long-term debt at March 31, 2004 was $56.6 million, compared to $57.6 million at December 31, 2003. Total common shares outstanding at March 31, 2004 were 31,712,454.

    Facility Consolidation

    The company has also announced plans to consolidate operations and technologies at its Mount Prospect Research Center (near Chicago, IL) with existing facilities in New York. Technologies at Mount Prospect include biocatalysis, drug metabolism screening, research fermentation and a portion of AMRI's chemical development synthesis group. This consolidation will result in the closure of the Mount Prospect Research Center, which is anticipated to occur during the third quarter of 2004. The company has offered relocation opportunities to a number of Mount Prospect employees, primarily those in scientific and technical positions.
    The closing of this facility is expected to result in up to $5 million in pre-tax annual cost savings, beginning in 2005. AMRI expects to incur restructuring charges of approximately $2.5 million to $3.5 million during the second and third quarters of 2004. Subject to an appraisal of the fair market value of the real property and equipment, AMRI expects to record up to $4.5 million in disposition and impairment costs related to the closure of the Mount Prospect facility. As of March 31, 2004, the carrying value of the real property and equipment at the Mount Prospect facility was $9.0 million. The disposition and impairment costs are anticipated to be recorded in the second quarter of 2004.
    D'Ambra added, "As our industry evolves, we continue to be faced with new and tough challenges. The decision to consolidate and relocate operations from Mount Prospect was extremely difficult, but necessary in light of the current economic climate for our industry. At the time we purchased the facility in 2001, we anticipated continued growth in our contract chemistry business and our headcount, and the facility provided considerable room for expansion, as well as access to many leading educational centers and sources of potential new recruits. While revenue from AMRI's chemical development business has increased since 2001, growth in this portion of our business has not kept pace with earlier expectations. We continue to see much promise in our biocatalysis and bioscience technologies, and believe that relocating these technologies from Mount Prospect to New York should provide opportunities to more fully integrate and develop even greater synergies with AMRI's medicinal chemistry and other discovery technologies. In addition, transferring our Mount Prospect-based chemical development operations will result in greater efficiencies and provide closer proximity to our upstate New York R&D and manufacturing facilities."
    D'Ambra continued, "In addition, while AMRI has offered relocation to a number of employees, we recognize the hardship brought about to many of our employees by the closing of this facility, and I want to assure those employees that we will do whatever we can to provide assistance during this difficult transition period. I want to thank all of the employees in Mount Prospect for their efforts and contributions. I also want to assure all AMRI customers with ongoing projects in Mount Prospect that there will be no delay in deliveries or customer commitments as a result of this consolidation."

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek updated previous financial guidance for the full year 2004. Mr. Waldek said, "Based on the industry's focus on mid-to-late stage development projects, we project a continued softness in the demand for our traditional medicinal chemistry contract services. Accordingly, we are projecting our 2004 contract revenues to range from $133 to $138 million, compared to our previous guidance of $143 to $148 million. As indicated by the closure of our Mount Prospect facility, we are aggressively seeking to control costs. This consolidation is estimated to result in annual pre-tax savings of $5 million beginning in 2005."
    Mr. Waldek continued, "Including the warrant issue expense of $3.1 million, or $.06 per share, and the costs related to the facility consolidation of $6.0 to $8.0 million, or $0.12 to $0.16 per share, we are projecting 2004 U.S. GAAP earnings per diluted share to range from $0.57 to $0.67. Our previous earnings guidance, which did not include the costs related to the facility consolidation, was $0.87 to $0.95 per diluted share. We also continue to monitor the carrying value of our goodwill and natural product and lead finding sample collections for impairment. If we are unable to meet forecasted objectives related to those assets over the next several quarters, we may be required to write-down all or a portion of the value of those assets. As of March 31, 2004 the book value of our library assets was $9.6 million and the book value of the related goodwill and intangible assets was $18.0 million."
    Mr. Waldek continued, "For the second quarter of 2004, we project corporate contract revenue to range from $28 to $29 million. Estimating that facility consolidation costs of $5 million to $7 million, or $0.10 to $0.14 per diluted share, will occur in the second quarter, we project that U.S. GAAP earnings per share in the second quarter of 2004 will range from $0.04 to $0.09 per diluted share. Based on the anticipated timing of revenues from our Organichem division, we expect to experience a significantly higher level of revenue and earnings in the fourth quarter than in the first three quarters of 2004."

    First Quarter 2004 Highlights

    Noteworthy items and company announcements during the first quarter of 2004 include the following:

    -- In January, AMRI's Organichem Corporation subsidiary and the International Chemical Workers Union local 61-C (ICWU) agreed to a new three-year contract that covers 105 employees, including chemical operators and maintenance technicians, at Organichem.

    -- In March, AMRI announced a restructuring of several research departments. Michael P. Trova, Ph.D. assumed responsibility for AMRI's chemistry services business, encompassing medicinal chemistry, chemical development, combinatorial chemistry/parallel synthesis and analytical services. Bruce J. Sargent, Ph.D. assumed responsibility for AMRI's proprietary technology platforms and discovery R&D investments, which includes AMRI's natural products technologies, drug discovery screening, discovery collaborations, internal research investments and biosciences.

    First Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on May 4, 2004 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-299-7635 (for domestic calls) or 617-786-2901 (for international calls) at 9:45 a.m. and use passcode 92931922. In addition, the call is being webcast on the Internet and can be accessed at the company's website, www.albmolecular.com. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on May 4, 2004. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code 19058731. Replays of the call will be available as a webcast for twelve months on the investor area of the company's website at http://www.albmolecular.com/investor/.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the second quarter of 2004 and for the full year 2004, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2004, the expected level of 2004 contract revenues for AMRI and Organichem, expected future sales of Allegra, the acquisition and expected performance of Organichem Corporation, including the completed expected reduction of operating costs relating to the integration of operations and projected cost savings associated with the closing of the Mount Prospect facility. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's completed acquisition of Organichem, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission on March 15, 2004. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                    Albany Molecular Research, Inc.
                   Consolidated Statements of Income
                              (unaudited)

(Dollars in thousands, except per share data)

                                        Three Months Ended
                                -----------------------------------
                                   March 31,         March 31,
                                     2004               2003
                                ---------------     ---------------


Contract revenue                       $30,814             $33,839
Recurring royalties                      9,992              11,100
                                ---------------     ---------------
   Total revenue                        40,806              44,939

Cost of contract revenue                23,863              26,012
Technology incentive award                 998               1,110
Research and development                 7,880               5,565
Selling, general and
 administrative                          3,921               6,129
                                ---------------     ---------------
   Total costs and expenses             36,662              38,816
                                ---------------     ---------------

Income from operations                   4,144               6,123

Equity in (loss) income of
 unconsolidated affiliates                 (65)                (67)
Other income, net                          169                 350
                                ---------------     ---------------

Income before income tax expense         4,248               6,406

Income tax expense                       1,487               2,274
                                ---------------     ---------------

Net income                              $2,761              $4,132
                                ===============     ===============

Basic earnings per share                 $0.09              $0.13
                                ===============     ===============

Diluted earnings per share               $0.09              $0.13
                                ===============     ===============




                   Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data
                             (Unaudited)
In thousands
                                               March 31,  December 31,
                                                  2004        2003

    Cash, cash equivalents and investments      $128,073     $124,628
    Accounts receivable, net                      14,792       18,261
    Inventory                                     36,305       34,292
    Royalty receivable                            10,025       12,970
    Total current assets                         194,866      195,524
    Net property, plant and equipment            149,038      146,639
    Goodwill and Intangible Assets                46,806       46,920
    Total assets                                 393,581      392,631

    Current liabilities                           17,723       21,929
    Long term debt                                52,055       53,129
    Stockholders' equity                         308,569      302,284
    Total liabilities and stockholders' equity  $393,581     $392,631



    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279